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                                                                    Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549

June 20, 2002

Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner on the audits of this registrant for the two most recent fiscal years. The engagement partner and manager are no longer with Arthur Andersen LLP. We have read the first, second, and third paragraphs of Item 4 included in the Form 8-K dated June 20, 2002 of Westwood Holdings Group, Inc. filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP



By:  /s/ Richard J. Howell
   ----------------------------------
   Richard J. Howell

CAB

cc: Mr. Brian Casey, Westwood Holdings Group, Inc.